Exhibit 99.1

NEWS RELEASE TSX: LAC ● NYSE: LAC www.lithiumamericas.com

Lithium Americas Increases Mineral Resource

and Reserve for Thacker Pass

(All amounts in US$ unless otherwise indicated)

January 7, 2025 – Vancouver, Canada: Lithium Americas Corp. (TSX: LAC) (NYSE: LAC) (“Lithium Americas” or the “Company”) announced an increased mineral resource and mineral reserve estimate for the Thacker Pass lithium project in Humboldt County, Nevada (“Thacker Pass” or the “Project”), including the release of an independent National Instrument 43-101 (“NI 43-101”) technical report (“Technical Report”) entitled “NI 43-101 Technical Report on the Thacker Pass Project Humboldt County, Nevada, USA,” and an independent S-K 1300 technical report (the “S-K 1300 Technical Report”) entitled “S-K 1300 Technical Report on the Thacker Pass Project Humboldt County, Nevada, USA,” both dated effective December 31, 2024. The Project is indirectly owned by Lithium Nevada Ventures LLC (“LN”). LN is a joint venture between the Company, which has a 62% ownership, and General Motors Holdings LLC (“GM”), which has a 38% ownership.

Jonathan Evans, President and CEO, commented, “We are excited to release the results of our Thacker Pass Technical Report that demonstrates the multigenerational opportunity for transformational growth the Project creates. Thacker Pass is now the largest measured lithium reserve and resource in the world and has the potential to become an unmatched district, generating American jobs and helping the U.S. regain independence of its energy supply. We are committed to safely and sustainably developing Thacker Pass while engaging with our stakeholders to increase domestic production of critical minerals.”

HIGHLIGHTS

•

Proven and Probable (“P&P”) mineral reserve estimate of 14.3 million tonnes (“Mt”) lithium carbonate equivalent (“LCE”) at an average grade of 2,540 parts per million (“ppm”) lithium (“Li”), an increase of 286% since the November 2022 Feasibility Study[1]; supports an expansion of up to five phases with an 85-year mine life.

•	Measured and Indicated (“M&I”) mineral resource estimate of 44.5 Mt LCE at an average grade of 2,230 ppm Li; an increase of 177% since the November 2022 Feasibility Study.

•

Expansion plan targeting 160,000 tonnes per year (“t/y”) of battery-quality lithium carbonate (“Li2CO3”) production capacity in four phases of 40,000 t/y each, respectively (“Phase 1,” “Phase 2,” “Phase 3” and “Phase 4”), with a sulfuric acid plant without an additional Li2CO3 production circuit as Phases 1-4 are expected to have excess capacity (“Phase 5”). Phase 4 expansion incorporates a direct rail line from Winnemucca to Thacker Pass.

•

Project economics for an 85-year life of mine (“LOM”) (“Base Case”) and an optimized production scenario for years 1-25 of the 85-year LOM (“Years 1-25” or “Production Scenario”). Both the Base Case and Production Scenario use a price assumption of $24,000 per tonne of Li2CO3.

•	Average annual EBITDA[2] for the Production Scenario is estimated at $2.2 billion per year and $2.1 billion per year for the Base Case.

[1]

For more details, refer to the Company’s Feasibility Study entitled “Feasibility Study National Instrument 43-101 Technical Report for the Thacker Pass Project Humboldt County, Nevada, USA”, dated effective November 2, 2022, available on SEDAR+.

[2]	Earnings before income, taxes, depreciation and amortization (“EBITDA”) is a non-GAAP financial measure, refer to Non-GAAP Measures for more information.

•

Production Scenario after-tax net present value (“NPV”) of $5.9 billion at 8% discount and 19.6% after-tax internal rate of return (“IRR”), and Base Case after-tax NPV of $8.7 billion at 8% discount and 20.0% after-tax IRR.

•	Production Scenario operating costs (“OPEX”) of $6,238 per tonne lithium carbonate produced, and Base Case OPEX of $8,039 per tonne lithium carbonate produced.

•

Capital cost (“CAPEX”) estimates for Phase 1 of $2.93 billion (as previously disclosed in March 2024), Phase 2 of $2.33 billion, Phase 3 of $2.74 billion, Phase 4 and 5 together of $4.32 billion, based on cost estimates from Q2 2024 and include a 15% contingency.

•	Construction of each of Phases 1 through 4 is expected to be spaced four years apart, with Phase 5 beginning at the same time as Phase 4.

•

Phase 1 is expected to create nearly 2,000 jobs during construction and approximately 350 full-time jobs during operations. Over the LOM, an average of approximately 1,100 full-time employees are expected to support mining and processing operations. Additional jobs are expected to be created in the local communities through ancillary and support services, such as transportation, maintenance and supplies.

•

Phase 1 is targeted for completion in late 2027. The Company is targeting to announce the final investment decision (“FID”) for Phase 1 in early 2025. Bechtel is the engineering, procurement and construction management (“EPCM”) contractor for the construction of Phase 1.

PROJECT IMPROVEMENTS

The Thacker Pass Technical Report results reflect continuous improvement initiatives, including optimizing the mine plan and incorporating results of test work completed at the Company’s Lithium Technical Development Center.

The Thacker Pass deposit allows the mine to have multiple grades of ore exposed at any given time, enabling flexibility to deliver optimum ore blends as needed to maximize economics. The Company has developed an optimized mine plan which allows an approximate 25% increase in recovery for the first 12 years of production, providing a higher economic return during the years of capital investment for building Phases 2 through 5.

Process optimizations and engineering development updates include:

•	Beneficiation circuit: the number of decanter centrifuges reduced from six to four.

•	Counter-current Decantation (“CCD”) thickeners: smaller diameter.

•	Filter presses: reduced from eight membrane type to four recessed chamber type.

•	Brine evaporators: reduced from three to two.

•

Sulfuric acid plant for Phase 1 through 4: size of plant reduced from the previous 3,000 tonnes per day (“t/d”) sulfuric acid to 2,250 t/d sulfuric acid, reducing the transportation and consumption of liquid sulfur.

•	Final polishing step where low levels of calcium and magnesium are removed: improved reaction parameters in the calcium precipitation circuit reduce loading on ion exchange.

•	Reagents: reduced soda ash consumption in the lithium carbonate circuit.

To maximize the life of mine, ore control parameters would be lowered after the construction of Phase 1 through 5 is completed. Phase 5 would consist of a 3,000 t/d sulfuric acid plant and a brine plant to supplement feed to the processing plants of Phases 1 through 4, to maintain their nominal production capacity at 40,000 t/y.

Estimated OPEX for Years 1-25 is approximately $500 per tonne lower (~7%), than the November 2022 Feasibility Study. Lower raw material (reagent) consumption and costs, decreased maintenance on less equipment and reduced tailings placement (due to less tailings produced) were offset by higher mining costs to achieve the optimized mine plan, power utility costs based on final selection of power provider and general and administrative costs for insurance.

TECHNICAL REPORT SUMMARY

December 2024 Thacker Pass Technical Report Results (US$)	Production Scenario (Years 1-25)	Base Case (85-year LOM)
Mineral resource (Measured & Indicated)	44.5 Mt LCE at a grade of 2,230 ppm Li
Mineral reserves (Proven & Probable)	14.3 Mt LCE at a grade of 2,540 ppm Li
Ore reserve life	85 years
Operational life	25 years	85 years
Nominal production capacity	160,000 t/y Li2CO3 (Phases 1-4 at 40,000 t/y Li2CO3 each, with additional Phase 5 producing brine to feed to Phases 1-4 lithium processing plants)
Mining method	Continuous open-pit mining
Processing method	Sulfuric acid leaching
Metallurgical Recovery	82.1%	80.4%
Initial capital costs – Phase 1	$2.93 billion
Initial capital costs – Phase 2	$2.33 billion
Initial capital costs – Phase 3	$2.75 billion
Initial capital costs – Phase 4 and 5 (includes rail)	$4.32 billion
Sustaining capital costs	$1.55 billion	$6.92 billion
Operating Costs (average) (per tonne LCE)	$6,238	$8,039
Lithium carbonate price assumption (per tonne)	$24,000
Average Annual EBITDA (per year)	$2.2 billion	$2.1 billion
After-tax NPV @ 8% Discount Rate	$5.9 billion	$8.7 billion
After-tax IRR	19.6%	20.0%

CONSTRUCTION TIMELINE

Construction of Thacker Pass to reach total nominal design capacity of 160,000 t/y of Li2CO3 is planned over five phases. Each of Phases 1 through 4 are expected to be spaced 4 years apart with Phase 5 beginning at the same time as Phase 4. Construction of Phases 2 through 5 is expected to occur over a 13-year period, from the start of Phase 1 first production. Phase 4 expansion includes a direct rail line to Thacker Pass for the transportation of raw materials and finished product. The lithium carbonate production plants for Phase 1 through 4 is expected to have excess capacity that would take brine feed from Phase 5 to maintain their nominal production capacity of 40,000 t/y. Additional required permitting for Phases 2 through 5 will be initiated following the completion of Phase 1 construction.

Thacker Pass Expansion by Phase	Phase 1	Phase 2	Phase 3	Phase 4	Phase 5
Sulfuric Acid Plant Capacity (t/d)	2,250	2,250	2,250	2,250	3,000
Nominal Design LCE Production (t/y)	40,000	40,000	40,000	40,000	—
Beneficiation circuit	✓	✓	✓	✓	✓
Leaching, Neutralization & CCD circuits	✓	✓	✓	✓	✓
Magnesium and calcium removal circuit	✓	✓	✓	✓	Partial
Lithium carbonate production plant	✓	✓	✓	✓	—

Construction of Phase 1 commenced in early 2023 and the Company is targeting to announce FID in early 2025. Bechtel is the EPCM contractor for the construction of Phase 1. In Q4 2024, the Company provided Bechtel and other major contractors with limited full notice to proceed to de-risk the construction schedule and continue to target completion in late 2027.

Current work at Thacker Pass for Phase 1 includes excavation of the process plant (now over 75% complete), advancing detailed engineering (now over 50% complete) and awarding of procurement packages. At the Workforce Hub, the Company’s full-service housing facility in Winnemucca for construction workers, the site’s utility infrastructure is being built out.

CAPITAL COST ESTIMATE

Total estimated CAPEX for the development of Phases 1 through 5 for total nominal production of 160,000 t/y of lithium carbonate is $12.4 billion. CAPEX estimates are based on Q2 2024 pricing and include a 15% contingency. CAPEX estimates include early works, mine development, mining, the process plant, the off-site transload facility, commissioning and all associated infrastructure.

CAPEX for Phase 2, 3, 4 and 5 is derived from Phase 1 estimates. CAPEX for Phases 2 and 3 benefits from established mine and plant infrastructure from Phase 1. CAPEX for Phases 4 and 5 include the addition of one processing plant, two sulfuric acid plants and a direct rail line to Thacker Pass.

Thacker Pass CAPEX Estimates ($US millions)	Phase 1	Phase 2	Phase 3	Phase 4 & 5	Additional LOM
Mine	$88	—	—	—	—
Process & Sulfuric Acid Plants	$2,842	$2,326	$2,754	$4,074	—
Infrastructure Relocation	—	$2	—	—	$114
Rail expansion	—	—	—	$241	—

Total Development Capital	$2,930	$2,328	$2,754	$4,315	$114

Sustaining capital costs for Years 1 through 25 total $1.55 billion and for LOM total $6.92 billion. Sustaining capital costs include replacement costs for mining equipment, process plant equipment, expansions of storage facilities and infrastructure and capital repayment to third parties for the off-site transload terminal, mining and limestone quarry. Capital costs for Phases 2 through 5 are not included in sustaining capital costs.

Sustaining Capital Cost Estimate (US$ millions)	Production Scenario (Years 1-25)	Base Case (85-year LOM)
Mine including equipment capital	$636	$3,445
Mobile equipment	$28	$93
Process plants and infrastructure	$626	$3,125
Third-party capital repayment	$259	$259

Total sustaining capital cost	$1,549	$6,921

OPERATING COST ESTIMATE

OPEX include raw materials, labor, utilities, maintenance materials, supplies and outside services and tailings. Reagents for the sulfuric acid plant and process plant account for approximately 50% of total operating costs for LOM or 56% for Years 1-25. Primary reagents include liquid sulfur, soda ash, quicklime, caustic soda, flocculant and limestone.

Summary of Thacker Pass OPEX (US$)	Production Scenario (Years 1-25)		Base Case (85-year LOM)

	$ per tonne Li2CO3	% of Total	$ per tonne Li2CO3	% of Total
Mine	$904	14%	$1,767	22%
Lithium Processing & Sulfuric Acid Plants	$5,013	80%	$5,946	74%
General & Administrative	$321	5%	$326	4%

Total Operating Costs	6,238	100%	$8,039	100%

MINERAL RESOURCE ESTIMATE

Thacker Pass Mineral Resource Estimate as of December 31, 2024

Category	In Situ Dry Tonnage (Mt)	Average Li (ppm)	Lithium Carbonate Equivalent (Mt)
Measured	560.8	2,680	8.0
Indicated	3,225.2	2,150	36.5

Total Measured & Indicated	3,786.0	2,230	44.5

Inferred	1,981.5	2,070	21.6

Notes for the December 31, 2024 Mineral Resource:

1.	The independent Qualified Person who supervised the preparation of and approved disclosure for the estimate is Benson Chow, P.G., SME-RM.
2.	Mineral Resources that are not Mineral Reserves do not have demonstrated economic viability.
3.	The Mineral Resource model has been generated using Imperial units. Metric tonnages shown in table are conversions from the Imperial Block Model.
4.	Mineral Resources are inclusive of 1,056.7 million metric tonnes (Mt) of Mineral Reserves
5.

Mineral Resources are reported using an economic break-even formula: “Operating Cost per Resource Short Ton”/“Price per Recovered Short Ton Lithium” * 10^6 = ppm Li Cutoff. “Operating Cost per Resource Short Ton” = US$86.76, “Price per Recovered Short Ton Lithium” is estimated: “Lithium Carbonate Equivalent (LCE) Price” * 5.3228 * (1 – “Royalties”) * “Metallurgical Recovery”. Variables are “LCE Price” = US$26,308/Short Ton ($29,000/tonne) Li2CO3, “GRR” = 1.75% and “Metallurgical Recovery” = 73.5%.

6.	Presented at a cutoff grade of 858 ppm Li. and a maximum ash content of 85%.
7.

A mineral resource constraining pit shell has been derived from performing a pit optimization estimation using Vulcan software and the same economic inputs as what was used to calculate the cutoff grade.

8.	The conversion factor for lithium to LCE is 5.3228.
9.

Applied density for the mineralization is weighted in the block model based on clay and ash percentages in each block and the average density for each lithology (Section 14.1.6.4 of the Technical Report).

10.

Measured Mineral Resources are in blocks estimated using at least 3 drill holes and 10 samples where the closest sample during estimation is less than or equal to 900 ft. Indicated Mineral Resources are in blocks estimated using at least 2 drill holes and 10 samples where the closest sample during estimation is less than or equal to 1,500 ft. Inferred Mineral Resources are in blocks estimated using at least 2 drill holes and 9 samples where the closest sample during estimation is less than or equal to 2,500 ft.

11.	Tonnages and grades have been rounded to accuracy levels deemed appropriate by the QP. Summation errors due to rounding may exist.
12.	Mineral Resources are presented on a 100% basis. LN indirectly owns the Project. Lithium Americas owns a 62% interest in LN and GM owns the remaining 38%.

MINERAL RESERVE ESTIMATE

Thacker Pass Mineral Reserve Estimate as of December 31, 2024

Category	Run-of-Mine (ROM) Dry Tonnage (Mt)	Average Li (ppm)	Lithium Carbonate Equivalent (Mt)
Proven	269.5	3,180	4.5
Probable	787.1	2,320	9.7

Total Proven and Probable	1,056.7	2,540	14.3

Notes for the December 31, 2024 Mineral Reserve:

1.	The independent Qualified Person for the Mineral Reserves Estimate has been prepared by Kevin Bahe, P.E.
2.	Mineral Reserves have been converted from measured and indicated Mineral Resources within the feasibility study and have demonstrated economic viability.
3.

Reserves presented in an optimized pit at an 85% maximum ash content, cutoff grade of 858 ppm Li, and an average cut-off factor of 13.3 kg of LCE recovered per tonne of leach ore tonne (ranged from 7.5-26 kg of LCE recovered per tonne of leach ore tonne).

4.

A sales price of $29,000 US$/tonne of Li2CO3 was utilized in the pit optimization resulting in the generation of the reserve pit shell in 2024. An overall slope of 27 degrees was applied. For bedrock material pit slope was set at 52 degrees. Mining and processing costs of $95.40 per tonne of ROM feed, a processing recovery factor based on the block model, and a GRR cost of 1.75% were additional inputs into the pit optimization.

5.

A LOM plan was developed based on equipment selection, equipment rates, labor rates, and plant feed and reagent parameters. All Mineral Reserves are within the LOM plan. The LOM plan is the basis for the economic assessment within the Technical Report, which is used to show the economic viability of the Mineral Reserves.

6.	Applied density for the ore is varied by clay type (Table 14-13 of the Technical Report).
7.	Lithium Carbonate Equivalent is based on in-situ LCE tonnes with a 95% mine recovery factor.
8.	Tonnages and grades have been rounded to accuracy levels deemed appropriate by the QP. Summation errors due to rounding may exist.
9.	The reference point at which the Mineral Reserves are defined is at the point where the ore is delivered to the run-of-mine feeder.
10.	Mineral Reserves are presented on a 100% basis. LN indirectly owns the Project. Lithium Americas owns a 62% interest in LN and GM owns the remaining 38%.

Please refer to the Technical Report for full details on the geology, mining, processing and infrastructure of Thacker Pass.

QUALITY ASSURANCE AND QUALITY CONTROL

Mineral Resources

Sample names, certificate identifications and run identifications were cross referenced with the laboratory certificates and sample assay datasheet for spot checking and verification of data. No data anomalies were discovered during this check.

Quality Assurance / Quality Control (“QA/QC”) methodology utilized by Lithium Americas and results of these checks were discussed between Lithium Americas’ geologists and the Mineral Resources qualified person, as defined under NI 43-101 (“QP”), who has reviewed and verified the Mineral Resource estimate (the “Mineral Resources QP”).

Geologic logs, Access databases and Excel spreadsheets were provided to the Mineral Resources QP for cross validation with the Excel lithological description file. Spot checks between Excel lithological description sheets were performed against the source data with no inconsistencies found with the geologic unit descriptions.

Verification of the block model was performed by the creation of a geostatistical model and the review of its various outputs. Histograms, simulation and swath plots were created and analyzed to validate the accuracy of the block model.

Based on the various reviews, validation exercises and remedies outlined above, the Mineral Resources QP concluded that the data is adequate for use for Mineral Resource estimation.

Mineral Reserves

A QP has reviewed and verified the Mineral Reserve estimate (the “Mineral Reserves QP”), for the following as part of the mine planning, cost model and Mineral Reserves data verification.

•	Geotechnical: slope stability study completed by BARR Engineering in 2019 and 2024 was reviewed.

•	Mining Method: open-pit mining with limited blasting has been reviewed and assessed with geotechnical reports.

•	Pit Optimization: was based on the resource pit completed in 2024. The final optimized pit is limited by several physical features.

•	Mine Design: ramp, bench and face angle parameters were validated by geotechnical reports.

•	Production Schedule: the production schedule was validated based on reasonability.

•	Labor and Equipment: estimations for equipment sizes, capacity, availability and utilization were reviewed for reasonability.

•	Economic Model: model was reviewed and demonstrated economic viability for the Project.

•	Facilities and Materials: facilities and materials located within the reserve pit boundary will be re-located when access to those areas are required during mining.

QUALIFIED PERSON

The scientific and technical information contained in this news release has been derived from the Technical Report and has been reviewed and approved by Rene LeBlanc, RM-SME, Vice President, Growth and Product Strategy of the Company, a QP as defined under NI 43-101.

Further information about Thacker Pass, including a description of the key assumptions, parameters, sampling methods, data verification and QA/QC programs, methods relating to Mineral Resources and Mineral Reserves and factors that may affect those estimates are contained in the Technical Report which is available under the Company’s profile on SEDAR+, and in the S-K 1300 Technical Report which is available under the Company’s profile on EDGAR at www.sec.gov and both reports are available on the Company’s website.

Other than as described in the Company’s continuous disclosure documents, there are no known legal, political, environmental or other risks that could materially affect the potential development of the Mineral Reserves and Mineral Resources at this point in time.

NON-GAAP MEASURES

This news release contains certain non-GAAP (Generally Accepted Accounting Principles) measures, including EBITDA. Such measures have non-standardized meaning under GAAP and may not be comparable to similar measures used by other issuers. Each of these measures used are intended to provide additional information to the user and should not be considered in isolation or as a substitute for measures prepared in accordance with IFRS. Non-IFRS financial measures used in this news release are common to the industry.

The prospective non-GAAP financial measures or ratios presented are not able to be reconciled to the nearest comparable measure under IFRS and the equivalent historical non-GAAP financial measure for the prospective non-GAAP financial measure or ratio discussed herein are not available because the Project is not and has not been in production. As the Company has provided these measures on a forward-looking basis, it is unable to present a quantitative reconciliation to the most directly comparable financial measure calculated and presented in accordance with GAAP without unreasonable efforts. This is due to the inherent difficulty of forecasting the timing or amount of various reconciling items that would impact the most directly comparable forward-looking GAAP measure that have not yet occurred, are outside of the Company’s control and/or cannot be reasonably predicted.

NATIONAL INSTRUMENT 43-101 DISCLOSURE

Readers are cautioned that the conclusions, projections and estimates set out in this news release are subject to important qualifications, assumptions and exclusions, all of which are detailed in the Technical Report. To fully understand the summary information set out above, the Technical Report is available on SEDAR+ at www.sedarplus.ca should be read in its entirety.

ABOUT LITHIUM AMERICAS

Lithium Americas is committed to responsibly developing Thacker Pass located in Humboldt County in northern Nevada, which hosts the largest known lithium M&I resource and P&P reserve in the world. Thacker Pass is owned by a joint venture between Lithium Americas (holding a 62% interest and is the manager of the Project), and GM (holding a 38% interest). The Company is focused on advancing Thacker Pass Phase 1 toward production, targeting nominal design capacity of 40,000 t/y of battery-quality lithium carbonate. The Company and its EPCM contractor, Bechtel, entered into a National Construction Agreement (Project Labor Agreement) with North America’s Building Trades Unions for construction of Thacker Pass. The three-year construction build is expected to create nearly 2,000 direct jobs, including 1,800 skilled contractors. Lithium Americas’ shares are listed on the Toronto Stock Exchange and New York Stock Exchange under the symbol LAC. To learn more, visit www.lithiumamericas.com or follow @LithiumAmericas on social media.

INVESTOR CONTACT

Virginia Morgan, VP, IR and ESG

+1-778-726-4070

ir@lithiumamericas.com

FORWARD-LOOKING INFORMATION

This news release contains “forward-looking information” within the meaning of applicable Canadian securities legislation, and “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995 (collectively referred to as “forward-looking information” (“FLI”)). All statements, other than statements of historical fact, are FLI and can be identified by the use of statements that include, but are not limited to, words, such as “anticipate,” “plan,” “continues,” “estimate,” “expect,” “may,” “will,” “projects,” “predict,” “proposes,” “potential,” “target,” “implement,” “scheduled,” “forecast,” “intend,” “would,” “could,” “might,” “should,” “believe” and similar terminology, or statements that certain actions, events or results “may,” “could,” “would,” “might” or “will” be taken, occur or be achieved. FLI in this news release includes, but is not limited to expectations relating to performance and execution of business plans; expectations related to current or future joint venture relationships; expectations relating to financial management, controls and project funding; expectations relating to the timing and ability to advance to a final investment decision for major construction of the Project; expectations relating to delivering shareholder value; expectations relating to contributions to the development of a North American lithium supply chain and the resulting beneficial impacts on local communities proximate to the Project; expectations and timing on the commencement of major construction and first production; project de-risking initiatives; expectations related to the construction build and phases of Thacker Pass and nameplate capacity (as well as expansion potential) and mine life; expectations relating to the estimated completion and performance of the Project, including estimates of operating and capital costs; statements with respect to the expected economics of Thacker Pass, including production expectations, EBITDA, NPV, IRR, pricing assumptions, life of mine, OPEX and sustaining capital; other statements with respect to the Company’s future objectives and strategies to achieve these objectives, and management’s beliefs, plans, estimates and intentions, and similar statements concerning anticipated future events, results, circumstances, performance of the Project or expectations that are not historical facts.

FLI involves known and unknown risks, assumptions and other factors that may cause actual results or performance to differ materially. FLI reflects the Company’s current views about future events, and while considered reasonable by the Company as of the date of this news release, are inherently subject to significant uncertainties and contingencies. Accordingly, there can be no certainty that they will accurately reflect actual results. Assumptions upon which such FLI is based include, without limitation, the absence of material adverse events affecting the Company during the construction of the Project; the ability to perform conditions and meet expectations of agreements with GM; confidence that development, construction and operations at Thacker Pass will proceed as anticipated, including the impact of potential supply chain disruptions and the availability of equipment and facilities necessary to complete development and construction at Thacker Pass and produce battery grade lithium; the Company’s ability to operate in a safe and effective manner, and without material adverse impact from the effects of climate change or severe weather conditions; expectations regarding the Company’s financial resources and future prospects, including the ability to obtain additional financing on satisfactory terms; expectations regarding future pricing of lithium and the supplies necessary to operate Thacker Pass; the ability to meet future objectives and priorities; a cordial business relationship between the Company and third party strategic and contractual partners; general business and economic uncertainties and adverse market conditions; settlement of agreements related to the operation and sale of mineral production as well as contracts in respect of operations and inputs required in the course of production; the Company’s ability to complete construction of each Phase of the Project on time and on budget; the respective benefits and impacts of Thacker Pass when production operations commence; the availability of equipment and facilities necessary to complete development and construction at the Project; unforeseen technological, engineering and operational problems; political factors, including the impact of the results of the 2024 U.S. presidential election on, among other things, the extractive resource industry, the green energy transition and the electric vehicle market; accuracy of development budgets and construction estimates; uncertainties inherent to feasibility studies and mineral resource and mineral reserve estimates; reliability of technical data; uncertainties relating to receiving and maintaining mining, exploration, environmental and other permits or approvals in Nevada; government regulation of mining operations and changes to regulatory or governmental royalty or tax rates; delays in obtaining governmental approvals or financing or in the completion of development or construction activities; demand for lithium, including that such demand is supported by growth in the electric vehicle market; current technological trends; the impact of increasing competition in the lithium business, and the Company’s competitive position in the industry; changes to costs of production due to general economic factors such as: recession, inflation, deflation, and financial instability; compliance by joint venture partners with terms of agreements; continuing support of local communities and the Fort McDermitt Paiute and Shoshone Tribe for Thacker Pass, and continuing constructive engagement with these and other stakeholders, and any expected benefits of such engagement; risks related to cost, funding and regulatory authoritarians to develop a workforce housing facility; the stable and supportive legislative, regulatory and community environment in the jurisdictions where the Company operates; ability to realize expected benefits from investments in or partnerships with third parties; availability of technology, including low carbon energy sources and water rights, on acceptable terms to advance Thacker Pass; the impact of unknown financial contingencies, including litigation costs, title dispute or claims, environmental compliance costs and costs associated with the impacts of climate change, on the Company’s operations; increased attention to environmental, social, governance and safety (“ESG-S”) and sustainability-related matters, risks related to the Company’s public statements with respect to such matters that may be subject to heightened scrutiny from public and governmental authorities related to the risk of potential “greenwashing,” (i.e., misleading information or false claims overstating potential sustainability-related benefits), risks that the Company may face regarding potentially conflicting anti-ESG-S initiatives from certain U.S. state or other governments; estimates of and unpredictable changes to the market prices for lithium products, as well as assumptions concerning general economic and industry growth rates, commodity prices, resource estimates, currency exchange and interest rates and competitive conditions. Although the Company believes that the assumptions and expectations reflected in such FLI are reasonable, the Company can give no assurance that these assumptions and expectations will prove to be correct.

Readers are cautioned that the foregoing lists of factors are not exhaustive. There can be no assurance that FLI will prove to be accurate, as actual results and future events could differ materially from those anticipated in such information. As such, readers are cautioned not to place undue reliance on this information, and that this information may not be appropriate for any other purpose, including investment purposes. The Company’s actual results could differ materially from those anticipated in any FLI as a result of the risk factors set out herein and in the Company’s filings with securities regulators.

The FLI contained in this news release is expressly qualified by these cautionary statements. All FLI in this news release speaks as of the date of this news release. The Company does not undertake any obligation to update or revise any FLI, whether as a result of new information, future events or otherwise, except as required by law. Additional information about these assumptions and risks and uncertainties is contained in the Company’s filings with securities regulators, including the Company’s most recent Annual Report on Form 20-F and most recent management’s discussion and analysis for our most recently completed financial year and, if applicable, interim financial period, which are available on SEDAR+ at www.sedarplus.ca and on EDGAR at www.sec.gov. All FLI contained in this news release is expressly qualified by the risk factors set out in the aforementioned documents.